UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2006 (November 21, 2006)

SAMSONITE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23214	36-3511556
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

11200 East 45th Avenue Denver, Colorado		80239-3018
(Address of principal executive offices)		(Zip Code)

(303) 373-2000
Registrant’s telephone number, including area code:

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01         Other Events.

On November 21, 2006, the Company announced that it has commenced offers to purchase and consent solicitations for any and all of its outstanding 8-⅞% Senior Subordinated Notes due 2011 and Floating Rate Senior Notes due 2010.  A copy of the press release announcing the offers to purchase and consent solicitations is attached hereto as Exhibit 99.1 and incorporated herein by reference.

As further described in the press release, the offers to purchase and consent solicitations are part of a series of transactions that are expected to include the following components:

•                  the conversion of at least 90% of the Company’s outstanding shares of convertible preferred stock (the “Preferred Stock”) into shares of its common stock (the “Preferred Stock Conversion”);

•                  the entering into a new credit facility consisting of an approximately $450 million term loan facility and an approximately $80 million revolving credit facility; and

•                  the distribution of approximately $175 million in cash in the form of a special dividend to the Company’s stockholders (the “Special Dividend”) and dilution adjustment payments to its option holders (collectively, the “Distribution”).

The Company’s board of directors has formed a special committee of its independent directors to review and evaluate the Preferred Stock Conversion and the Distribution, including the declaration of the Special Dividend, to negotiate the terms of such transactions with representatives of the holders of its Preferred Stock and to make recommendations to the Company’s board of directors. There can be no assurance that these transactions will be completed or that the Special Dividend will be declared.

Item 9.01         Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1

Press Release issued by Samsonite Corporation on November 21, 2006 announcing the commencement of offers to purchase and consent solicitations for any and all of its outstanding 8-⅞% Senior Subordinated Notes due 2011 and Floating Rate Senior Notes due 2010, and the formation of a special committee of independent directors to review and evaluate the Preferred Stock Conversion and the Distribution.

Signatures

                Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Samsonite Corporation

By:	/s/ Richard H. Wiley
Name: Richard H. Wiley
Title: Chief Financial Officer, Treasurer and Secretary

Date: November 27, 2006